UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 9, 2005

Dana Corporation

(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(419) 535-4500

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.
     Dana Corporation announced on September 15, 2005, that it was evaluating its ability to maintain its U.S. deferred tax assets in light of the change in its earnings outlook that was also announced on that date. In its second-quarter 2005 Form 10-Q, Dana had reported deferred tax assets resulting from U.S. operating losses and deductible items, net of valuation allowances, totaling $741 million at June 30, 2005.
     On October 9, 2005, Dana’s management and the Audit Committee of the Board of Directors concluded that, as it is no longer more likely than not that Dana will generate sufficient U.S.-based taxable income in the future to realize the deferred tax assets relating to its U.S. operating losses and deductible items, the company will record a non-cash charge providing a valuation allowance against those assets. Dana will be unable to estimate the amount or range of the amounts of the impairment charge until the restatements of its 2004, first-quarter 2005 and second-quarter 2005 financial statements, discussed below in Item 4.02, are completed.
     Dana’s valuation allowance for its U.S. deferred tax assets will have a direct negative impact on the company’s net income and shareholders’ equity for the period in which it is recorded and will result in the company’s inability to record tax benefits on future losses of its U.S. operations until they generate sufficient future taxable income to support the elimination of the valuation allowance. The valuation allowance will not impact Dana’s cash flow.
     On October 10, 2005, Dana issued a news release reporting, among other things, the write-off of its U.S. deferred tax assets. The text of that release is attached to this Current Report as Exhibit 99.1.
Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
(a) On October 9, 2005, Dana’s management and Audit Committee determined, as a result of ongoing internal investigations, that the company had not properly accounted for certain items during 2004 and the first and second quarters of 2005, and concluded that Dana’s financial statements for those periods should no longer be relied upon and should be restated. The primary purpose for the restatements is to correct issues involving customer pricing and transactions with suppliers in Dana’s Commercial Vehicle business. Dana will file amended reports on Forms 10-K/A and 10-Q/A for the periods being restated.
     Dana’s management and the Audit Committee reached their conclusions in consultation with the company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, and independent investigators retained by the Audit Committee.
     The company has not completed its internal investigations. It has not determined whether it will be necessary to revise the estimated impact on second-quarter 2005 income of $10-15 million after tax which it reported on September 15, 2005, based on information available at that time from its preliminary review, or what additional amounts will be required to adjust its financial statements for the other periods being restated.
     In connection with the restatements, Dana believes that there are material weaknesses in its internal control over financial reporting. The company’s review of its internal control systems and procedures is ongoing.

     Dana reported that the company will restate its financial statements for 2004 and for the first and second quarters of 2005 in its news release of October 10, 2005, the text of which is set out in the attached Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits
     99.1 Text of Dana Corporation news release dated October 10, 2005

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation (Registrant)
Date: October 14, 2005	By:	/s/ Michael L. DeBacker

Michael L. DeBacker Vice President, General Counsel and Secretary

Exhibit Index
     99.1 Text of Dana Corporation news release dated October 10, 2005